Exhibit 5.1

[Letterhead of Sullivan & Cromwell]

April 19, 2007

NXP B.V.,
          High Tech Campus 60,
                   5656 AG,
                             Eindhoven, The Netherlands.

NXP Funding LLC,

          2711 Centerville Road,
                   Suite 400,
                             Wilmington, Delaware 19809.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) €1,000,000,000 aggregate principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 aggregate principal amount Floating Rate Senior Secured Notes due 2013 and $1,026,000,000 aggregate principal amount 7 7/8% Senior Secured Notes due 2014 (together, the “Secured Exchange Notes”) of NXP B.V., a company organized under the laws of The Netherlands (the “Company”), and NXP Funding LLC, a limited liability company organized under the laws of the State of Delaware (the “Co-Issuer”), issued pursuant to the Senior Secured Indenture, dated as of October 12, 2006 (the “Secured Indenture”), among the Company, the Co-Issuer, the Guarantors (as herein defined), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Morgan Stanley Senior Funding Inc., as Global Collateral Agent and Mizuho Corporate Bank Ltd., as Taiwan Collateral Agent, and (ii) €525,000,000 aggregate principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 aggregate principal amount 9 1/2% Senior Notes due 2015 (collectively, and together with the Secured Exchange Notes, the “Exchange Notes”) of the Company and the Co-Issuer, issued pursuant to the Senior Unsecured Indenture, dated as of October 12, 2006 (the “Unsecured Indenture”, and together with the Secured Indenture, the “Indentures”), among the Company, the Co-Issuer, the Guarantors and the Trustee, in each case unconditionally and irrevocably guaranteed as to the payment of principal, premium, if any, and interest (the “Guarantees”) by NXP Semiconductors USA Inc., a Delaware corporation (the “U.S. Guarantor”), and the guarantors listed on Annex A hereto (collectively, the “Foreign Guarantors” and, together with the U.S. Guarantor, the

“Guarantors”) pursuant to the Indentures, which Exchange Notes are to be issued in exchange for any and all outstanding euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015 (collectively, the “Outstanding Notes”) of the Company and the Co-Issuer, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States Federal and New York State law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Exchange Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, the terms of the Exchange Notes and the Guarantees and of their issuance and exchange for Outstanding Notes have been duly established in conformity with the Indentures so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon any of the Company, the Co-Issuer or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over any of the Company, the Co-Issuer or any of the Guarantors, and the Exchange Notes have been duly executed and authenticated in accordance with the Indentures and issued and exchanged for Outstanding Notes as contemplated in the Registration Statement, (i) the Exchange Notes will constitute valid and legally binding obligations of the Company and the Co-Issuer and (ii) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in the case of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on the Exchange Notes or Guarantees of Exchange Notes denominated in euros in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of euros into United States dollars will depend upon various factors, including which court renders the judgment.  Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such Exchange Notes or Guarantees would be required to render such judgment in euros, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have, with your approval, assumed that (i) the Company has been duly formed and is validly existing under the laws of The Netherlands, (ii) each Foreign Guarantor has been duly formed and is validly existing under the laws of their respective jurisdictions of incorporation or formation, (iii) the Indentures have been duly authorized, executed and delivered by the Company insofar as the laws of The Netherlands are concerned, (iv) the Indentures have been duly authorized, executed and delivered by the Foreign Guarantors insofar as the laws of their respective jurisdictions of incorporation or formation are concerned, (v) the Exchange Notes have been duly authorized, executed, issued and delivered by the Company insofar as the laws of The Netherlands are concerned and (vi) the provisions of the Exchange Notes and the Indentures designating the law of the State of New York as the governing law for the Exchange Notes and the Indentures are valid and binding on the Company and each of the Foreign Guarantors insofar as the laws of their respective jurisdictions of incorporation or formation are concerned.  We note that with respect to all matters of the local laws of the jurisdictions listed on Annex B hereto you are relying upon the opinions of the respective counsel named in Annex B hereto, all of which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company, the Co-Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee thereunder, that the Exchange Notes will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Sullivan & Cromwell LLP

(Attachments)

Annex A

Foreign Guarantors

NXP Semiconductors Netherlands B.V.

NXP Semiconductors Germany GmbH

NXP Semiconductors Taiwan Ltd.

NXP Semiconductors Philippines Inc.

NXP Semiconductors Hong Kong Limited

NXP Manufacturing (Thailand) Co., Ltd.

NXP Semiconductors UK Limited

NXP Semiconductors Singapore Pte. Ltd.

Annex B

Local Counsel Opinions

Jurisdiction	Counsel	Date of Opinion
The Netherlands	De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands	April 19, 2007
Germany	Sullivan & Cromwell LLP, Frankfurt, Germany	March 21, 2007
Taiwan	Lee and Li, Taipei, Taiwan	March 19, 2007
The Philippines	Poblador Bautista & Reyer Law Offices, Manila, The Philippines	March 19, 2007
Hong Kong	Allen & Overy, Hong Kong, Hong Kong	March 21, 2007
Thailand	Allen & Overy (Thailand) Co., Ltd., Bangkok, Thailand	March 21, 2007
United Kingdom	Sullivan & Cromwell LLP, London, United Kingdom	March 21, 2007
Singapore	Allen & Overy Shook Lin & Bok, Singapore, Singapore	March 19, 2007